As filed with the Securities and Exchange Commission on January 28, 1998

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ___________

                                   FORM 8-A/A

                               (Amendment No. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12 (b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               HEARTSTREAM, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                             91-1577477
  (State of incorporation or organization)  (IRS Employer Identification No.)

                    2401 Fourth Avenue, Suite 300, Seattle, WA 98121 (Address of principal executive offices) (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:


      Title of each class                        Name of each exchange on which
      to be so registered                        each class is to be registered
      -------------------                        ------------------------------
             None                                            None

If this form relates to the registration of a          If this form relates to the registration
class of securities pursuant to Section 12(b)          of a class of securities pursuant to
of the Exchange Act and is effective pursuant          Section 12(g) of the Exchange Act and is
to General Instruction A.(c), check the                effective pursuant to General
following box.  [_]                                    Instruction A.(d), check the following box.  [X]

 Securities Act registration statement file number to which this form relates:
                                (if applicable)

       Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Share Purchase Rights
                       -----------------------------------

                                (Title of Class)
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Item 1.        Description of Securities to be Registered
               ------------------------------------------

     On December 10, 1996, Heartstream, Inc. (the "Company") filed a Registration Statement on Form 8-A with the Securities and Exchange Commission (the "Commission") in order to register preferred share purchase rights issuable in accordance with the terms of the Preferred Shares Rights Agreement (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

     On December 29, 1997, the Company and the Rights Agent entered into the First Amendment to Rights Agreement (the "Amendment"), which amends the Rights Agreement as originally executed. The Rights Agreement, as amended by the Amendment, is referred to herein as the "Amended Rights Agreement." The Amended Rights Agreement is substantially the same as the Rights Agreement as originally executed, with the following principal exceptions:

ACQUIRING PERSON

     The Amended Rights Agreement provides that none of Hewlett-Packard Company ("Parent"), Whistler Acquisition Corporation ("Sub"), or any of their respective subsidiaries, Affiliates or Associates is an Acquiring Person pursuant to the Amended Rights Agreement solely by virtue of the approval, execution or delivery of the Agreement and Plan of Merger dated as of December 29, 1997 among Parent, Sub and the Company (the "Merger Agreement"), or the announcement or consummation of the Merger (as defined in the Merger Agreement).

DISTRIBUTION DATE

     The Amended Rights Agreement provides that a Distribution Date shall not occur solely by reason of the approval, execution or delivery of the Merger Agreement or the announcement or consummation of the Merger.

SHARES ACQUISITION DATE

     The Amended Rights Agreement provides that a Shares Acquisition Date shall not occur solely by reason of the approval, execution or delivery of the Merger Agreement or the announcement or consummation of the Merger.

EXPIRATION DATE

     The Amended Rights Agreement provides that an Expiration Date is the earlier of (i) immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement), (ii) the Close of Business on the Final Expiration Date, (iii) the Redemption Date, (iv) consummation of any transaction contemplated by Section 13(f) of the Amended Rights Agreement, or (v) the time at which the Board of Directors orders the exchange of the Rights as provided in
Section 24 of the Amended Rights Agreement.

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FINAL EXPIRATION DATE

     The Amended Rights Agreement provides that the Final Expiration Date is the earlier of (i) immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement) or (ii) the Close of Business on December 6, 2006.

Item 2.   Exhibits
          --------

          The following exhibits are filed as a part of this Registration
          Statement:

          (1) First Amendment to Rights Agreement, dated as of December 29, 1997 between Heartstream, Inc. and ChaseMellon Shareholder Services, L.L.C.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 27, 1998        HEARTSTREAM, INC.



                              By: /s/ Alan Levy
                                 ----------------------------------
                                 Alan Levy
                                 President and Chief Executive Officer

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                               INDEX TO EXHIBITS





Exhibit No.     Description
----------      -----------
     (1)        First Amendment to Rights Agreement, dated as of December 29,
                1997 between Heartstream, Inc. and ChaseMellon Shareholder
                Services, L.L.C.

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